EDDIE BAUER ANNOUNCES HIRING OF DIVISIONAL VICE PRESIDENT, TAX, AND ISSUANCE OF INDUCEMENT
GRANTS

SEATTLE, WA, July 31, 2008 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) announces that it has hired Carrie McManis as Divisional Vice President, Tax. Ms. McManis received a juris doctor degree from the University of San Francisco School of Law, and an LL.M. Degree in taxation from the University of Washington Law School. From 2000 until joining Eddie Bauer, Ms. McManis worked with Russell Investments. From 1997 to 1999 she worked at the law firm of Preston Gates & Ellis and Arthur Andersen in Seattle, WA.

Ms McManis received an inducement to join the Company of 2,125 restricted stock units that will become 100% vested after a four-year period, and options to purchase 6,375 shares of the Company’s common stock, vesting ratably over four years and priced at $5.55. These awards are inducement awards under NASDAQ Marketplace Rule 4350(i).

About Eddie Bauer

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 371 stores throughout the United States and Canada, through catalog sales and online at http://www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

Contact: SOURCE:	Marv Toland, Chief Financial Officer, 425-755-6226 Eddie Bauer Holdings, Inc.